Court receives periodic updates

Settlement Discussions

Continue on JBS Deal

The status of USPB ’s proposed sale of National Beef Packing Co., LLC to JBS, S.A. (JBS) remains unchanged as discussions continue between USPB, JBS and the U.S. Department of Justice.

“This is a normal process in deals of this magnitude,” USPB CEO Steve Hunt, explains. “These discussions are a top priority to all parties concerned and I am hopeful a resolution can be reached soon. We continue to provide the Court progress reports on a routine basis.”w

Economic Conditions

Impact Export Markets

Japanese demand remains strong

“The current world wide economic crisis is affecting our beef exports especially in South Korea and Russia,” Peter Michalski, vice president International Division of National Beef, reports.

“However, Japan continues to do fairly well,” he adds. “Although we are in a seasonal down market in Japan, sales continue to be strong. January and February are our weakest months in Japan due to a small supply of cattle that qualify for export to that country. We are very optimistic about March and April when numbers of qualifying cattle begin to increase.

“We have heard that the new administration may review the current policy with Japan which restricts U.S. beef exports to that country from cattle that are 20 month of age or younger,” Michalski says. “Increasing eligibility to include cattle that are less than 30 months of age would increase the availability of cattle qualifying for the Japanese market and would increase our sales to Japan. An important thing to note, however, is that even with under 30 month of age cattle, age verification would still be required by many supermarkets.

“In South Korea, the devaluation of the Korean

...continued on page 2

Highest weekly percent Choice or better in company history
USPB Cattle Quality

Sets Weekly Record

USPB cattle delivered on the company’s Base grid at our Kansas plants during the week of January 18 set a record for producing the highest percent Choice or better carcasses. The 15,677 head delivered on the Base grid that week averaged 77% Choice or better.

In addition, slightly more than 22% of the carcasses that week qualified for Certified Angus Beef® and 12% qualified for the Black Canyon Premium® brand. Four percent were USDA Prime quality grade. Just over 11% were Yield Grade 4 carcasses.

USDA’s four week rolling average Choice/Select spread during that week was $8.14 per cwt. On average, all cattle that week earned $28.69 per head in Quality Grade premiums and the overall total grid premium was $31.32 per head.w

Our company is the largest processor of CHB

AHA Recognizes Hereford

Industry Innovator

USPB’s processing company, National Beef Packing Co., LLC (NBP) was presented the AHA Hereford Industry Innovator award by the American Hereford Association (AHA) during the National Western Stock Show Hereford Carload and Pen Show in Denver, last month. NBP has been a licensed Certified Hereford Beef® (CHB) processor since July 2003.

The AHA Board selected NBP for the award because of its commitment to the AHA’s premium branded beef program — CHB.

“NBP is an industry leader in branded beef products with 10 different value-added branded beef labels,” says Craig Huffhines, AHA executive vice president. “CHB is one of their top-selling brands and NBP has invested a lot in the program with full-time sales staff and sales representatives in the country.”

NBP is the largest harvester of CHB cattle. During 2008, the company launched a progressive ad campaign seeking cattlemen with Hereford and black whiteface cattle to market. NBP developed print, internet and radio ads announcing its intention to buy more cattle to fill the growing demand for Hereford beef.

Since NBP’s partnership with CHB began, it has been certifying 200,000 head of cattle per year through the program, or about 30 million pounds of beef.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Economic Conditions Impact Export...         continued from page 1

won by over 30%, along with a recession, has caused many South Korean importers to go bankrupt,” he explains. “This has not only negatively impacted our beef sales to that country but has also significantly hurt our hides market in South Korea.

“Their consumers are very concerned about the state of their country’s economy,” Michalski notes. “We think that the situation will improve mid to latter half of this year. If that happens, National Beef is positioned to again be one of the top exporters to South Korea.”w

Delivery Right Leasing

on Record Pace in FY 2009

U.S. Premium Beef producers have leased a record number of delivery rights to market cattle on our grids through the first five months of fiscal year 2009. As a result, the availability of delivery rights for lease is currently very limited.

Unitholders who wish to lease delivery rights to other producers should call our office at 866-877-2525 for help in leasing them. USPB leases delivery rights to producers on a week-to-week basis as they are available.

If you are a producer who plans to market cattle through USPB during the balance of this fiscal year by leasing, please call our office to check on availability of delivery rights on a weekly basis. Or, you can contact unitholders you have leased delivery rights from in the past to see if you can “reserve” rights from them to market cattle through USPB later in fiscal year 2009. w

Did You Know...

✓USPB is paying a $35 per head Age and Source Verification premium for cattle that are 20 months of age or younger. This premium is dependent upon the Japanese trade remaining open to U.S. beef products and our plants continuing to be approved to export to Japan. Watch USPB’s UPDATE or call 866-877-2525 for more information. w

BENCHMARK DATA TABLE
Cattle Harvested at KS Plants 1/4/09 to 1/31/09
(Numbers in Percent)	Base Grid		Market Grid

	All	Top 25%	All	Top 25%
Yield	63.95	64.64	64.46	65.19
Prime	3.51	4.34	2.18	1.85
Choice Plus	75.20	79.86	69.75	74.59
CAB	21.14	24.76	9.92	5.54
BCP	13.04	14.63	0.00	0.00
Ungraded	1.88	0.90	1.38	1.44
Hard Bone	0.49	0.15	0.48	0.29
YG1	6.96	6.08	13.28	14.93
YG2	34.03	33.31	35.28	34.11
YG3	46.18	48.34	40.00	39.90
YG4	11.65	11.31	10.25	10.14
YG5	1.17	0.96	1.18	0.92
Light Wt.	0.31	0.24	0.00	0.00
Heavy Wt.	3.73	2.09	4.14	0.00
Grid Premiums/Discounts,$/Head
Quality Grade	$27.27	$34.36	$6.50	$6.30
Yield Benefit	$7.19	$18.87	$13.67	$22.23
Yield Grade	-$3.15	-$2.86	-$0.51	$1.26
Out Weight	-$5.37	-$3.07	-$5.48	$0.00
Steer/Heifer	$0.94	$1.10	$3.63	$3.31
ASV	$1.76	$5.21	$0.00	$0.00
Natural	$0.77	$2.00	$0.00	$0.00
Total Prem.	$29.41	$55.61	$17.81	$33.10

USPB Non-Conditional Unit Trade Report
	FY 2008	FY 2009		Last
	Trades	Trades		Trade
# Units Traded	6,480	0		200
Avg. Price/Unit	$112.99	NA		$120.00